EXHIBIT 11(a)

STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
 Calculation of Primary Earnings (Loss) Per Common Share

            (in thousands, except share data)

                        Three Months           Nine Months
                        Ended September 30,    Ended September 30,
                        1993         1992      1993        1992

Income (loss)
 after income taxes
 and before cumulative
 effect of accounting
 change                 $ (4,991)    $    734  $  (9,284)  $  7,408
Cumulative effect of
  accounting change         --           --           --        700
Net income (loss)       $ (4,991)    $    734  $  (9,284)  $  8,108

Average Number of
 Shares of Common
 Stock and Common
 Stock Equivalents
 Outstanding               28,572      28,078      28,432    27,824

Average Number of
 Common Stock
 Equivalents:
  Effect of stock
   options outstanding
   after application
   of the treasury
   stock method             1,806       1,387       2,354     2,814

                           30,378      29,465      30,786    30,638

Primary Earnings
 (Loss)
 Per Common Share:
 Before cumulative
  effect of
  accounting change     $   (.16)     $   .02   $   (.30)   $   .24
  Cumulative effect of
    accounting change       --            --         --         .02
  Earnings (loss)
   per share            $ (.16)       $   .02   $   (.30)   $   .26